Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-190038 August 11, 2014 $• Barclays Bank PLC Trigger Yield Optimization Notes
Notes linked to the common stock of FireEye, Inc. due on or about August 17, 2015
Investment Description
Trigger Yield Optimization Notes (the “Notes”) are unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the common stock of a specific company (the “Underlying Equity”).  The initial issue price and principal amount of each Note will be equal to the closing price of the Underlying Equity on August 8, 2014. On a monthly basis, the Issuer will pay you a coupon (the “Monthly Coupon”) regardless of the performance of the Underlying Equity.  If the closing price of the Underlying Equity on the Final Valuation Date (the “Final Price”) is greater than or equal to the specified Trigger Price, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Maturity Date. However, if the Final Price is less than the Trigger Price, the Issuer will deliver to you one share of the Underlying Equity on the Maturity Date for each Note that you own, which share is expected to be worth less than the principal amount of a Note and may have no value at all, plus the Monthly Coupon due on the Coupon Payment Date that is also the Maturity Date. Investing in the Notes involves significant risks. You may lose some or all of your principal. The Trigger Price is observed relative to the Final Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is expected to be limited to the Monthly Coupons paid on the Notes, and you are not expected to participate in any appreciation of the Underlying Equity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.  If Barclays Bank PLC were to default on its payment obligations, you might not receive any amounts owed to you under the Notes, and you could lose your entire investment.
Features	Key Dates1
❑ Income: The Issuer will pay you a Monthly Coupon regardless of the performance of the Underlying Equity. In exchange for receiving Monthly Coupons on the Notes, you are accepting the risk of receiving shares of the Underlying Equity at maturity that are worth less than the principal amount of your Notes and the credit risk of the Barclays Bank PLC for all payments under the Notes.
❑ Contingent Repayment of Principal at Maturity: If the Final Price is greater than or equal to the Trigger Price, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Maturity Date. However, if the Final Price is less than the Trigger Price, the Issuer will deliver to you one share of the Underlying Equity on the Maturity Date for each Note that you own, which share is expected to be worth less than the principal amount of a Note and may have no value at all, plus the Monthly Coupon due on the Coupon Payment Date that is also the Maturity Date. The Trigger Price is observed relative to the Final Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.
	Trade Date:	August 11, 2014
	Settlement Date:	August 14, 2014
	Coupon Payment Dates:	Monthly
	Final Valuation Date2:	August 11, 2015
	Maturity Date2:	August 17, 2015
1 Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Coupon Payment Dates, the Final Valuation Date and/or the Maturity Date may be changed so that the stated term of the Notes remains the same. The Initial Price is the closing price of the Underlying Equity on August 8, 2014 and is not the closing price of the Underlying Equity on the Trade Date.

2 Subject to postponement in the event of a market disruption event as described under “Reference Assets — Equity Securities — Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.  Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE FWP-6 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.  THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
Note Offering
We are offering Trigger Yield Optimization Notes linked to the common stock of FireEye, Inc. The Notes will be issued in minimum denominations equal to the Principal Amount and integral multiples thereof.  The Monthly Coupon is a fixed amount payable monthly based on the per annum Coupon Rate.
Underlying Equity	Total Coupon Payable over the Term of the Notes	Coupon Rate per Annum	Initial Price*	Trigger Price	CUSIP/ ISIN
Common stock of FireEye, Inc. (FEYE)	17.50%	17.50%	$30.44	$22.83, which is 75.00% of the Initial Price	06742W273 / US06742W2733
* The Initial Price is the closing price of the Underlying Equity on August 8, 2014 and is not the closing price of the Underlying Equity on the Trade Date.
See “Additional Information about Barclays Bank PLC and the Notes” on page FWP-2 of this free writing prospectus. The Notes will have the terms specified in the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013 and this free writing prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The Notes constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.
	Initial Issue Price1		Underwriting Discount		Proceeds to Barclays Bank PLC
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of FireEye, Inc.	$•	$30.4400	$•	$0.6088	$•	$29.8312

1 Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is expected to be between $27.3960 and $29.1341 per Note (between 90.00% and 95.71% of the initial issue price per Note). The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-2 of this free writing prospectus.
UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes
Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue — Attn: US InvSol Support, New York, NY 10019.
You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
You should read this free writing prospectus together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Securities, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.
If the terms discussed in this free writing prospectus differ from those in the prospectus or prospectus supplement, the terms discussed herein will control.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
t	Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm
t	Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm
Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Notes” refers to the Trigger Yield Optimization Notes that are offered hereby, unless the context otherwise requires.
Additional Information Regarding Our Estimated Value of the Notes
Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Trade Date is based on our internal funding rates.  Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately six months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page FWP-6 of this free writing prospectus.

You may revoke your offer to purchase the Notes at any time prior to the Trade Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Trade Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

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Investor Suitability

The Notes may be suitable for you if:

t You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Underlying Equity.

t You believe the Final Price is not likely to be less than the Trigger Price and, if it is, you can tolerate receiving shares of the Underlying Equity at maturity expected to be worth less than your principal amount or that may have no value at all.

t You understand and accept that you will not participate in any appreciation of the Underlying Equity, which may be significant, and that your return potential on the Notes is limited to the Monthly Coupons paid on the Notes.

t You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Equity.

t You are willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

t You are willing to invest in the Notes based on the Coupon Rate specified on the cover of this free writing prospectus.

t You are willing to forgo any dividends paid on the Underlying Equity.

t You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations, you might not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

t You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of all or a substantial portion of your investment or you are not willing to make an investment that may have the full downside market risk of an investment in the Underlying Equity.

t You believe the Final Price is likely to be less than the Trigger Price, which could result in a total loss of your initial investment, or you cannot tolerate receiving shares of the Underlying Equity at maturity expected to be worth less than your principal amount or that may have no value at all.

t You seek an investment that participates in the full appreciation in the price of the Underlying Equity and whose return is not limited to the Monthly Coupons paid on the Notes.

t You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Equity.

t You are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

t You are unwilling to invest in the Notes based on the Coupon Rate specified on the cover of this free writing prospectus.

t You prefer to receive any dividends paid on the Underlying Equity.

t You are not willing to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page FWP-6 of this free writing prospectus as well as the “Risk Factors” beginning on page S-6 of the prospectus supplement for risks related to an investment in the Notes.

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Indicative Terms1
Issuer:	Barclays Bank PLC
Issue Price:	$30.44 per Note
Principal Amount:	$30.44 per Note
Term2:	Approximately one year
Underlying Equity3:	The common stock of FireEye, Inc.
Monthly Coupon:
The Monthly Coupon is a fixed amount payable monthly based on the per annum Coupon Rate, regardless of the performance of the Underlying Equity.

The Coupon Rate is 17.50% per annum.

The Monthly Coupon payable on each Coupon Payment Date is 1.4583% (or $0.4439) per month.

Payment at Maturity (per Note) 4:
➢ If the Final Price is greater than or equal to the Trigger Price, the Issuer will pay you a cash payment on the Maturity Date equal to the Principal Amount per Note plus the Monthly Coupon due on the Coupon Payment Date that is also the Maturity Date.

➢ If the Final Price is less than the Trigger Price, the Issuer will deliver to you on the Maturity Date for each Note one share of the Underlying Equity (subject to adjustments) plus the Monthly Coupon due on the Coupon Payment Date that is also the Maturity Date.

Under these circumstances, the value of each share of the Underlying Equity delivered at maturity is expected to be worth less than the Principal Amount per Note and may have no value at all.  Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Underlying Equity declines.

Trigger Price:	A percentage of the Initial Price of the Underlying Equity, as specified on the cover of this free writing prospectus
Initial Price:
$30.44, which was the closing price of the Underlying Equity on August 8, 2014.

The Initial Price is the closing price of the Underlying Equity on August 8, 2014 and is not the closing price of the Underlying Equity on the Trade Date.

Final Price:	The closing price of the Underlying Equity on the Final Valuation Date
Calculation Agent:	Barclays Bank PLC
1	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
2
In the event that we make any change to the expected Trade Date or Settlement Date, the Coupon Payment Dates, the Final Valuation Date and/or the Maturity Date may be changed to ensure that the stated term of the Notes remains the same. The Final Valuation Date and Maturity Date are subject to postponement in the event of a market disruption event as described under “Reference Assets — Equity Securities — Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

3
For a description of adjustments that may affect the Underlying Equity, see “Reference Assets — Equity Securities — Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

4
If you receive shares of the Underlying Equity at maturity, we will pay cash in lieu of delivering any fractional shares of the Underlying Equity in an amount equal to that fraction multiplied by the Final Price.

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Investment Timeline

August 8, 2014:	The closing price of the Underlying Equity (the Initial Price) is observed, the Coupon Rate is set and the Trigger Price is determined.

Monthly (including at maturity):	The Issuer will pay you the Monthly Coupon.

Maturity Date:
The Final Price is determined as of the Final Valuation Date.

➢ If the Final Price is greater than or equal to the Trigger Price, the Issuer will pay you a cash payment on the Maturity Date equal to the Principal Amount per Note plus the Monthly Coupon due on the Coupon Payment Date that is also the Maturity Date.

➢ If the Final Price is less than the Trigger Price, the Issuer will deliver to you on the Maturity Date for each Note one share of the Underlying Equity (subject to adjustments) plus the Monthly Coupon due on the Coupon Payment Date that is also the Maturity Date.

Under these circumstances, the value of each share of the Underlying Equity delivered at maturity is expected to be worth less than the Principal Amount per Note and may have no value at all.  Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Underlying Equity declines.

Investing in the Notes involves significant risks. You may lose some or all of your principal. The Trigger Price is observed relative to the Final Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. You may receive shares at maturity that are expected to be worth less than your principal amount and may have no value at all. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is expected to be limited to the Monthly Coupons paid on the Notes, and you are not expected to participate in any appreciation of the Underlying Equity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.  If Barclays Bank PLC were to default on its payment obligations, you might not receive any amounts owed to you under the Notes, and you could lose your entire investment.

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Coupon Payment Dates

The Monthly Coupon is a fixed amount payable monthly on the Coupon Payment Dates listed below.  The record date for each Coupon Payment Date will be the date that is one business day prior to the related Coupon Payment Date.
September 15, 2014	March 16, 2015
October 14, 2014	April 15, 2015
November 14, 2014	May 14, 2015
December 15, 2014	June 15, 2015
January 15, 2015	July 14, 2015
February 17, 2015	August 17, 2015

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlying Equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

t
You may lose some or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. The Issuer will pay you the principal amount of your Notes in cash only if the Final Price is greater than or equal to the Trigger Price and will make such payment only at maturity. If the Final Price is less than the Trigger Price, the Issuer will deliver to you one share of the Underlying Equity on the Maturity Date for each Note that you own. If you receive shares of the Underlying Equity at maturity, their value is expected to be less than the principal amount of the Notes, and they may have no value at all.

t
Contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if the price of the Underlying Equity is above the Trigger Price.

t
Your return potential on the Notes is expected to be limited to the Monthly Coupons paid on the Notes, and you are not expected to participate in any appreciation of the Underlying Equity — The return potential of the Notes is limited to the pre-specified per annum Coupon Rate, regardless of any appreciation of the Underlying Equity. If the Final Price is less than the Trigger Price, you will be subject to the decline in the price of the Underlying Equity even though you cannot participate in any of the Underlying Equity’s appreciation.  As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlying Equity.

t
Higher Coupon Rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the Underlying Equity reflects a higher expectation as of August 8, 2014 that the price of the Underlying Equity could close below the Trigger Price on the Final Valuation Date. This greater expected risk will generally be reflected in a higher Coupon Rate. However, while the Coupon Rate is a fixed percentage, the Underlying Equity’s volatility may change significantly over the term of the Notes. The price of the Underlying Equity could fall sharply, which could result in a significant loss of principal.

t
Credit of Issuer — The Notes are unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amounts owed to you under the terms of the Notes.

t
Single equity risk — The price of the Underlying Equity can rise or fall sharply due to factors specific to the Underlying Equity and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Underlying Equity.

t
Owning the Notes is not the same as owning the Underlying Equity — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying Equity. For instance, as a holder of the Notes, you will not have voting rights, rights to receive cash dividends or other distributions or any other rights that holders of the Underlying Equity would have. Further, you will not participate in any appreciation of the Underlying Equity, which could be significant even though you may be exposed to any decline of the Underlying Equity at maturity.

t
Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes.  The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes.  Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments.  We will pay compensation as specified on the cover of this free writing prospectus to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

t
There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at

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which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

t
Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

t
Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the Underlying Equity.

t
No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the Underlying Equity will rise or fall. There can be no assurance that the Underlying Equity price will not close below the Trigger Price on the Final Valuation Date. The price of the Underlying Equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the Underlying Equity. You should be willing to accept the risks of owning equities in general and the Underlying Equity in particular, and the risk of losing some or all of your initial investment.

t
Potential Barclays Bank PLC impact on the market price of the Underlying Equity — Trading or transactions by Barclays Bank PLC or its affiliates in the Underlying Equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Equity may adversely affect the market price of the Underlying Equity and, therefore, the market value of the Notes.

t
Antidilution adjustments — For certain corporate events affecting the Underlying Equity, the Calculation Agent may make adjustments to the number of shares of the Underlying Equity that may be delivered at maturity, the Initial Price and the Trigger Price for the Underlying Equity. However, the Calculation Agent will not make such adjustments in response to all events that could affect the Underlying Equity. If an event occurs that does not require the Calculation Agent to make such adjustments, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the Calculation Agent, which will be binding on you absent manifest error. The Calculation Agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this free writing prospectus or the prospectus supplement as necessary to achieve an equitable result.

t
In some circumstances, the payment you receive on the Notes may be based on the shares of another company and not the Underlying Equity — Following certain corporate events relating to the issuer of the Underlying Equity where the issuer is not the surviving entity, your return on the Notes paid by the Issuer may be based on the shares of a successor to the Underlying Equity issuer or any cash or any other assets distributed to holders of the Underlying Equity in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “Reference Assets — Equity Securities — Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” of the prospectus supplement. Regardless of the occurrence of one or more dilution or reorganization events, at maturity the Issuer will pay an amount in cash equal to your principal amount unless the Final Price is less than the Trigger Price (as such Trigger Price may be adjusted by the Calculation Agent upon occurrence of one or more such events).

t
Many economic and market factors will impact the value of the Notes — In addition to the price of the Underlying Equity on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

t	the expected volatility of the Underlying Equity;

t	the time to maturity of the Notes;

t	the dividend rate on the Underlying Equity;

t	interest and yield rates in the market generally;

t	supply and demand for the Notes;

t	a variety of economic, financial, political, regulatory and judicial events; and

t	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

t
The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.  Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

t
The estimated value of your Notes is expected to be lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in

FWP-7

hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

t
The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis.  Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

t
The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

t
The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.  Please see “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-2 for further information.

t
We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest —We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

t
Tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation.  See “What Are the Tax Consequences of an Investment in the Notes?” on page FWP-11 of this free writing prospectus.

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Hypothetical Examples and Return Table of the Notes at Maturity

The examples and return table below illustrate the payments on the Notes under various scenarios, with the assumptions as set forth below. We cannot predict the closing price of the Underlying Equity on any day during the term of the Notes, including on the Final Valuation Date. You should not take these examples or the table below as an indication or assurance of the expected performance of the Notes. Numbers in the examples and the table below have been rounded for ease of analysis. The examples and the table below do not take into account any tax consequences from investing in the Notes.

Principal Amount:	$30.44 per Note (equal to the Initial Price)
Term:	Approximately one year
Coupon Rate:	17.50% per annum (or 1.4583% per month)
Monthly Coupon*:	$0.4439 per month
Initial Price:	$30.44
Trigger Price:	$22.83 (which is 75% of the Trigger Price)
Hypothetical Dividend Yield on the Underlying Equity**:	0.00%

* The Monthly Coupon is a fixed amount payable monthly based on the per annum Coupon Rate.
** Dividend yield assumed received by holders of the Underlying Equity during the term of the Notes. The actual dividend yield for the Underlying Equity may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the Underlying Equity.

The examples and the return table below are purely hypothetical. These examples and return table are intended to illustrate (a) how the value of the payment at maturity on the Notes will depend on whether the Final Price is less than the Trigger Price and (b) how the total return on the Notes may be less than the total return on a direct investment in the Underlying Equity in certain scenarios.  The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the total payments per Note over the term of the Notes to the initial issue price per Note.

Hypothetical Return Table

Underlying Equity			Trigger Event Does Not Occur(1)		Trigger Event Occurs(2)
Final Price(3)	Underlying Equity Return	Total Return on the Underlying Equity at Maturity(4)	Payment at Maturity + Coupon Payments	Total Return on the Notes at Maturity(5)	Value of a Share of the Underlying Equity Delivered at Maturity(6)	Value of a Share of the Underlying Equity Delivered at Maturity + Coupon Payments(7)	Total Return on the Notes at Maturity(8)
$45.660	50.00%	50.00%	$35.7668	17.50%	n/a	n/a	n/a
$44.138	45.00%	45.00%	$35.7668	17.50%	n/a	n/a	n/a
$42.616	40.00%	40.00%	$35.7668	17.50%	n/a	n/a	n/a
$41.094	35.00%	35.00%	$35.7668	17.50%	n/a	n/a	n/a
$39.572	30.00%	30.00%	$35.7668	17.50%	n/a	n/a	n/a
$38.050	25.00%	25.00%	$35.7668	17.50%	n/a	n/a	n/a
$36.528	20.00%	20.00%	$35.7668	17.50%	n/a	n/a	n/a
$35.006	15.00%	15.00%	$35.7668	17.50%	n/a	n/a	n/a
$33.484	10.00%	10.00%	$35.7668	17.50%	n/a	n/a	n/a
$31.962	5.00%	5.00%	$35.7668	17.50%	n/a	n/a	n/a
$30.440	0.00%	0.00%	$35.7668	17.50%	n/a	n/a	n/a
$28.918	-5.00%	-5.00%	$35.7668	17.50%	n/a	n/a	n/a
$27.396	-10.00%	-10.00%	$35.7668	17.50%	n/a	n/a	n/a
$25.874	-15.00%	-15.00%	$35.7668	17.50%	n/a	n/a	n/a
$24.352	-20.00%	-20.00%	$35.7668	17.50%	n/a	n/a	n/a
$22.830	-25.00%	-25.00%	$35.7668	17.50%	n/a	n/a	n/a
$21.308	-30.00%	-30.00%	n/a	n/a	$21.3080	$26.6348	-12.50%
$19.786	-35.00%	-35.00%	n/a	n/a	$19.7860	$25.1128	-17.50%
$18.264	-40.00%	-40.00%	n/a	n/a	$18.2640	$23.5908	-22.50%
$16.742	-45.00%	-45.00%	n/a	n/a	$16.7420	$22.0688	-27.50%
$15.220	-50.00%	-50.00%	n/a	n/a	$15.2200	$20.5468	-32.50%
$13.698	-55.00%	-55.00%	n/a	n/a	$13.6980	$19.0248	-37.50%
$12.176	-60.00%	-60.00%	n/a	n/a	$12.1760	$17.5028	-42.50%
$10.654	-65.00%	-65.00%	n/a	n/a	$10.6540	$15.9808	-47.50%
$9.132	-70.00%	-70.00%	n/a	n/a	$9.1320	$14.4588	-52.50%

(1)	A trigger event does not occur if the Final Price is greater than or equal to the Trigger Price.
(2)	A trigger event occurs if the Final Price is less than the Trigger Price.
(3)
The Final Price is as of the Final Valuation Date if the Final Price is greater than or equal to the Trigger Price. If the Final Price is less than the Trigger Price, the Final Price is as of the Final Valuation Date and the Maturity Date. The Final Price range is provided for illustrative purposes only. The actual Underlying Equity return may be below -70% and you therefore may lose up to 100% of your initial investment.

(4)	The total return at maturity on the Underlying Equity assumes a 0.00% cash dividend payment.
(5)	The total return at maturity on the Notes includes Monthly Coupons received during the term of the Notes.
(6)
The value of a share of the Underlying Equity delivered at maturity is equal to the closing price of the Underlying Equity on the Maturity Date, rather than the Final Valuation Date.  The value of a share of the Underlying Equity may decline from the Final Valuation Date to the Maturity Date.  If you receive the shares of the Underlying Equity at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the Final Price.

(7)	The value of a share of the Underlying Equity, including cash in lieu of fractional shares, plus the Monthly Coupons received during the term of the Notes.
(8)	The total return at maturity on the Notes includes Monthly Coupons received during the term of the Notes.

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Example 1 — The closing price of the Underlying Equity increases 10.00% from the Initial Price of $30.440 to a Final Price of $33.484. Because the Final Price is greater than or equal to the Trigger Price, the Issuer will pay you a cash payment on the Maturity Date equal to the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Maturity Date. In addition, the Issuer will have paid Monthly Coupons of $0.4439 on each of the eleven preceding Coupon Payment Dates.  Accordingly, the Issuer will have paid a total of $35.7668 per Note for a 17.50% total return on the Notes.

Payment at Maturity:	$30.8839
Prior Monthly Coupons:	$4.8829	($0.4439 × 11 = $4.8829)
Total:	$35.7668
Total Return:	17.50%

Example 2 — The closing price of the Underlying Equity decreases 10.00% from the Initial Price of $30.440 to a Final Price of $27.396. Because the Final Price is greater than or equal to the Trigger Price, the Issuer will pay you a cash payment on the Maturity Date equal to the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Maturity Date. In addition, the Issuer will have paid Monthly Coupons of $0.4439 on each of the eleven preceding Coupon Payment Dates.  Accordingly, the Issuer will have paid a total of $35.7668 per Note for a 17.50% total return on the Notes.

Payment at Maturity:	$30.8839
Prior Monthly Coupons:	$4.8829	($0.4439 × 11 = $4.8829)
Total:	$35.7668
Total Return:	17.50%

Example 3 — The closing price of the Underlying Equity decreases 50.00% from the Initial Price of $30.440 to a Final Price of $15.220. Because the Final Price is less than the Trigger Price, the Issuer will deliver to you one share of the Underlying Equity on the Maturity Date for each Note that you own plus the Monthly Coupon due on the Coupon Payment Date that is also the Maturity Date. In addition, the Issuer will have paid Monthly Coupons of $0.4439 on each of the eleven preceding Coupon Payment Dates.  Accordingly, the Issuer will have delivered shares and paid cash with a total value of $20.5468 per Note for a -32.50% total return on the Notes.

Value of a Share Received (as of the Final Valuation Date*):	$15.2200
Value of the Monthly Coupon due on the Maturity Date:	$0.4439
Prior Monthly Coupons:	$4.8829	($0.4439 × 11 = $4.8829)
Total:	$20.5468
Total Return:	-32.50%

*The value of a share received at maturity and the total return on the Notes at that time depends on the closing price of the Underlying Equity on the Maturity Date, rather than the Final Valuation Date, and is expected to be worth less than the principal amount or may have no value at all.

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What Are the Tax Consequences of an Investment in the Notes?

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes.  Our special tax counsel, Davis Polk & Wardwell LLP, believes that it is reasonable to treat a Note for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the Underlying Equity, secured by a cash deposit equal to the Issue Price of the Note (the “Deposit”), which will have an annual yield based on our cost of borrowing, as shown below.  If this treatment is respected, only a portion of each Monthly Coupon payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).  We will determine the portion of each Monthly Coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the Notes.  By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with the treatment and allocation as described above.  We will follow this approach in determining our information reporting responsibilities, if any.

Assuming the treatment and allocation described above are respected, (a) interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to the taxable disposition of the Notes, and (b) assuming that you are an initial purchaser of Notes purchasing the Notes at the Issue Price for cash, (i) if at maturity the Notes are settled in cash, you will recognize short-term capital gain in an amount equal to the total Put Premium received and (ii) if at maturity you receive the Underlying Equity, you generally will not recognize gain or loss with respect to the Put Premium or the Underlying Equity received; instead, the total Put Premium will reduce your basis in the Underlying Equity.  This discussion does not address the U.S. federal income tax consequences of the ownership or disposition of the Underlying Equity that you may receive at maturity.  You should consult your tax advisor regarding the potential U.S. federal tax consequences of the ownership and disposition of the Underlying Equity.

There are, however, other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt for the Notes, in which case the timing and character of your income or loss could be materially and adversely affected.  In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on a number of issues, the most relevant of which for investors in the Notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.  Purchasers who are not initial purchasers of Notes at the Issue Price should also consult their tax advisors with respect to the tax consequences of an investment in the Notes, including possible alternative treatments, as well as the allocation of the purchase price of the Notes between the Deposit and the Put Option.

You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement.  The preceding discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

We do not believe that payments on the Notes to non-U.S. holders are subject to the Section 871(m) withholding tax described under the heading “—Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement.

The preceding discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Consistent with the position described above, below are the portions of each Monthly Coupon payment that we intend, in determining our reporting responsibilities (if any), to treat as attributable to interest on the Deposit and to Put Premium:
Underlying Equity	Coupon Rate per Annum	Interest on Deposit per Annum (to be determined on the Trade Date)	Put Premium per Annum (to be determined on the Trade Date)
Common stock of FireEye, Inc.	17.50%	%	%

Information about the Underlying Equity

Included in the following pages is a brief description of the issuer of the Underlying Equity. This information has been obtained from publicly available sources. Also set forth below is a table that provides the quarterly high and low closing prices for the Underlying Equity. We obtained the closing price information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlying Equity as an indication of future performance.

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets — Equity Securities — Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended, are required to file financial and other information specified by the SEC periodically. Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying Equity can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus or prospectus supplement. We have not independently verified any of the information herein obtained from outside sources.

FWP-11

FireEye, Inc.

According to publicly available information, FireEye, Inc. (the “Company”) provides products and services for detecting, preventing and resolving cybersecurity threats.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-36067. The Company’s common stock is listed on The NASDAQ Stock Market under the ticker symbol “FEYE.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the Underlying Equity, based on daily closing prices on The NASDAQ Stock Market, as reported by Bloomberg. The closing price of the Underlying Equity on August 8, 2014 was $30.44. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The historical performance of the Underlying Equity should not be taken as an indication of the future performance of the Underlying Equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
9/20/2013*	9/30/2013	$41.63	$36.00	$41.53
10/1/2013	12/31/2013	$43.69	$33.60	$43.61
1/1/2014	3/31/2014	$95.63	$41.13	$61.57
4/1/2014	6/30/2014	$64.37	$26.47	$40.55
7/1/2014	8/8/2014**	$41.04	$30.44	$30.44

* The Company’s common stock commenced trading on The NASDAQ Stock Market on September 20, 2013 and therefore has limited historical performance. For this reason, available information for the third calendar quarter of 2013 includes data for the period from September 20, 2013 through September 30, 2013. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

** Information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through August 8, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the performance of the Underlying Equity from September 20, 2013 to August 8, 2014. The Underlying Equity began trading on The NASDAQ Stock Market on September 20, 2013 and therefore has a limited performance history. The dotted line represents the Trigger Price of $22.83, which is equal to 75.00% of the Initial Price.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the Underlying Equity based on the daily closing price of the Underlying Equity. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the Underlying Equity is not an indication of future performance. Future performance of the Underlying Equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Underlying Equity will result in the return of any of your initial investment.

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Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents will agree to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Notes.

FWP-13